Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD REVENUES FOR
THE THIRD QUARTER OF FISCAL 2013

Union City, California – January 31, 2013 - Abaxis, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the third fiscal quarter ended December 31, 2012.

Record quarterly highlights include:
•	Revenues of $49.8 million, up 32% over last year’s comparable quarter.
•	North America revenues of $41.8 million, up 31% over last year’s comparable quarter.
•	Medical market revenues of $9.0 million, up 10% over last year’s comparable quarter.
•	Veterinary market revenues of $39.9 million, up 40% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $14.0 million, up 54% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,818 units, up 52% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $26.7 million, up 31% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.1 million units, up 29% over last year’s comparable quarter.

Other quarterly highlights include:
•	International revenues of $8.0 million, up 33% over last year’s comparable quarter.
•	Service revenues from Abaxis Veterinary Reference Laboratories (AVRL) of $1.4 million, up 28% over the second quarter of fiscal 2013.
•	Diluted net income per share of $0.22, compared to $0.13 per share for the same period last year.

Quarterly Results:  For the fiscal quarter ended December 31, 2012, Abaxis reported revenues of $49.8 million, as compared with revenues of $37.9 million for the comparable period last year, an increase of 32 percent.  Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i-STAT analyzers, increased by an aggregate of $4.9 million or 54 percent, over the same period last year.  Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $6.0 million, or 22 percent, over the same period last year.  Abaxis reported net income of $5.0 million for the fiscal quarter ended December 31, 2012, compared to $2.9 million for the same period last year, an increase of 75 percent.  Abaxis’ effective tax rate in the quarter ended December 31, 2012 was 38 percent, compared to 37 percent for the same period last year.  Abaxis reported diluted net income per share of $0.22 (calculated based on 22,341,000 shares) for the three-month period ended December 31, 2012, compared to $0.13 per share (calculated based on 21,990,000 shares) for the same period last year.

Nine-Month Results:  For the nine-month period ended December 31, 2012, Abaxis reported revenues of $136.1 million, as compared with revenues of $113.9 million for the comparable period last year, an increase of 19 percent.  Revenues from instrument sales increased by an aggregate of $10.1 million, or 40 percent, over the same period last year.  Revenues from consumables increased by an aggregate of $8.7 million, or 10 percent, over the same period last year.  The company reported net income of $20.8 million, including gain from the company’s litigation settlement in the second quarter of fiscal 2013, compared to $8.4 million for the same period last year.  The company’s effective tax rate in the nine-month period ended December 31, 2012, was 38 percent, compared to 37 percent for the same period last year.  The company reported diluted net income per share of $0.93 (calculated based on 22,316,000 shares) for the nine-month period ended December 31, 2012, compared to $0.37 per share (calculated based on 22,579,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the third quarter of fiscal 2013 were $9.0 million, an increase of 10 percent, compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the third quarter of fiscal 2013 were $8.6 million, an increase of 15 percent, compared to the same period last year.  Total sales in the veterinary market for the third quarter of fiscal 2013 were $39.9 million, an increase of 40 percent, compared to the same period last year.  Total medical and veterinary reagent disc sales for the third quarter of fiscal 2013 were $26.7 million, an increase of 31 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the third quarter of fiscal 2013 was $1.8 million, compared to $1.5 million for the same period last year.

On December 6, 2012, the company’s Board of Directors declared a special cash dividend of $1.00 per share on the company’s outstanding common stock.  The dividend payment totaling approximately $22.0 million was made on December 28, 2012.

Clint Severson, chairman and chief executive officer of Abaxis, said, “The financial results of the third quarter of fiscal 2013 were very strong.  We are steadily executing on our strategic plan to drive sales and net income, as total revenues increased 32% and net income increased 75%, compared to last year’s third quarter.  Overall we achieved record quarterly reagent disc sales and instrument sales increased at solid double digit rates compared to third quarter of fiscal 2012.  We are particularly pleased and encouraged with the development of our working relationships with our two new distributors, Abbott Point of Care, Inc. and MWI Veterinary Supply, Inc.  These new distribution channels give us entry into markets to which we previously had very little access and expand the universe into which we can embed Abaxis technology.  While we are still in the early stages of working together, we are developing the necessary chemistry between our respective organizations that will ensure long-term success.”

“We are also pleased with the progress achieved in the international markets during the quarter,” continued Mr. Severson.  “Sales in both Europe and Asia continued to improve and grew at a 33% rate compared to last year’s third quarter.  Although macroeconomic conditions throughout the world continue to be challenging, our dedication to building these markets during these most difficult times is beginning to bear real fruit.  All in all, we had a very solid quarter and we look to finish the year on a strong note in both our veterinary and medical markets.”

Conference Call

Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, January 31, 2013.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10024107, through February 7, 2013.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections, Parvovirus, Giardia and Lyme disease.  Abaxis, through its AVRL division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.

Use of Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products and services, the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties and risks related to condition of the United States economy.  Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q and Abaxis’ other periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$49,802	$37,850	$136,074	$113,878
Cost of revenues	23,726	17,372	64,026	52,156
Gross profit	26,076	20,478	72,048	61,722
Operating expenses:
Research and development	3,802	2,634	10,348	9,096
Sales and marketing	12,373	9,927	35,647	28,414
General and administrative	2,210	3,280	10,153	11,194
Gain from legal settlement	-	-	(17,250)	-
Total operating expenses	18,385	15,841	38,898	48,704
Income from operations	7,691	4,637	33,150	13,018
Interest and other income (expense), net	293	(91)	318	259
Income before income tax provision	7,984	4,546	33,468	13,277
Income tax provision	2,996	1,696	12,707	4,892
Net income	$4,988	$2,850	$20,761	$8,385
Net income per share:
Basic net income per share	$0.23	$0.13	$0.95	$0.38
Diluted net income per share	$0.22	$0.13	$0.93	$0.37

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,968	21,672	21,902	22,213
Weighted average common shares outstanding - diluted	22,341	21,990	22,316	22,579

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	December 31,	March 31,
	2012	2012
Current assets:
Cash and cash equivalents	$47,427	$45,843
Short-term investments	22,644	21,689
Receivables, net	36,094	30,694
Inventories	25,069	19,597
Prepaid expenses and other current assets	7,067	5,423
Net deferred tax assets, current	4,356	4,151
Total current assets	142,657	127,397
Long-term investments	21,712	23,442
Investment in unconsolidated affiliate	2,613	2,626
Property and equipment, net	25,512	24,296
Intangible assets, net	3,515	3,990
Other assets	97	85
Total assets	$196,106	$181,836

Current liabilities:
Accounts payable	$11,536	$6,381
Accrued payroll and related expenses	8,380	6,336
Accrued taxes	229	266
Other accrued liabilities	2,314	1,991
Deferred revenue	1,388	1,212
Warranty reserve	993	1,245
Total current liabilities	24,840	17,431
Non-current liabilities:
Deferred rent	712	641
Net deferred tax liabilities	159	199
Deferred revenue	3,517	2,396
Warranty reserve	473	601
Notes payable, less current portion	707	783
Total non-current liabilities	5,568	4,620
Total liabilities	30,408	22,051
Shareholders' equity:
Common stock	117,217	110,063
Retained earnings	48,435	49,697
Accumulated other comprehensive income	46	25
Total shareholders' equity	165,698	159,785
Total liabilities and shareholders' equity	$196,106	$181,836

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	21,968	21,672	21,902	22,213
Weighted average common shares outstanding - diluted	22,341	21,990	22,316	22,579

Operating income per share - basic	$0.35	$0.21	$1.51	$0.59
Operating income per share - diluted	$0.34	$0.21	$1.49	$0.58

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
North America	$41,797	$31,847	$110,876	$93,540
International	8,005	6,003	25,198	20,338
Total revenues	$49,802	$37,850	$136,074	$113,878

Revenues by Customer Group
(In thousands)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Medical Market	$8,977	$8,147	$25,267	$22,636
Veterinary Market	39,865	28,467	107,299	87,684
Other	960	1,236	3,508	3,558
Total revenues	$49,802	$37,850	$136,074	$113,878